Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-65618
PROSPECTUS



                         THE HAIN CELESTIAL GROUP, INC.




                          61,500 Shares of Common Stock



     This prospectus relates to the offer and sale of an aggregate of 61,500 shares of the common stock of The Hain Celestial Group, Inc. by the selling stockholder listed under the heading "Selling Stockholder." We issued these shares to the selling stockholder in connection with our acquisition of Yves Veggie Cuisine Inc. on June 8, 2001.

     Our common stock is traded on the Nasdaq National Market under the symbol HAIN. The last reported sales price of our common stock as reported by the Nasdaq National Market System on July 27, 2001 was $24.42 per share.

                           ---------------------------



     See "Risk Factors" for a discussion of certain factors which should be considered in an investment of securities offered hereby.

                           ---------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ---------------------------


                  The date of this prospectus is July 30, 2001.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                            Page

RISK FACTORS.................................................................1
USE OF PROCEEDS..............................................................9
SELLING STOCKHOLDER.........................................................10
PLAN OF DISTRIBUTION........................................................11
DESCRIPTION OF CAPITAL STOCK................................................12
LEGAL MATTERS...............................................................15
EXPERTS.....................................................................15
WHERE YOU CAN FIND MORE INFORMATION.........................................16


                           ---------------------------


     You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.

     This prospectus contains certain forward-looking statements regarding our future financial condition and results of operations and our business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this prospectus (including under the caption "Risk Factors") and in our filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words "expect," "estimate," "anticipate," "predict" and similar expressions are intended to identify forward-looking statements.

                                 RISK FACTORS

     Prospective investors should carefully consider the following factors and the other information contained in this prospectus before purchasing any shares of our common stock.

Our Acquisition Strategy Exposes The Company To Risk

     We intend to continue to grow our business in part through the acquisition of new brands and businesses. Our acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement our existing product mix. We cannot be certain that we will be able to:

     o    successfully identify suitable acquisition candidates;

     o    negotiate identified acquisitions on terms acceptable to us; or

     o    obtain the necessary financing to complete such acquisition.

     We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Our Future Success May Be Dependent On Our Ability To Integrate Companies That We Acquire

     Our future success may be dependent upon our ability to effectively integrate businesses that we acquire and their brands, including our ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. We cannot be certain:

     o as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of an acquired company and its brands;

     o that a business combination will enhance our competitive position and business prospects; or

     o that we will not experience difficulties with customers, personnel or other parties as a result of a business combination.

     In addition, we cannot be certain that we will be successful in:

     o integrating an acquired company's distribution channels with those of Hain;

     o coordinating sales force activities of an acquired company or in selling the products of an acquired company to our customer base; or

     o integrating an acquired company into our management information systems or in integrating an acquired company's products into our product mix.

     Additionally, integrating an acquired company into Hain's existing operations will require management resources and may divert our management from our day-to-day operations. If we are not successful in integrating the operations of acquired companies, our business could be harmed.

Consumer Preferences For Specialty Food Products And Teas Are Difficult to Predict And May Change

     A significant shift in consumer demand away from our products or our failure to maintain our current market position could reduce our sales or the prestige of our brands in our markets, which could harm our business. While we continue to diversify our product offerings, we cannot be certain that demand for our products will continue at current levels or increase in the future.

     Our business is limited to natural and specialty food products in markets geared to consumers of natural foods, specialty teas, non-dairy beverages, cereals, breakfast bars, canned soups and vegetables, snacks and cooking oils, which, if consumer demand for such categories were to decrease, could harm our business. Consumer trends change based on a number of possible factors, including:

     o nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and

     o a shift in preference from organic to non-organic and from natural products to non-natural products.

     In addition, we have other product categories, such as medically-directed and weight management food products, kosher foods and other specialty food items. We are subject to evolving consumer preferences for these products.

     Our tea business, which we operate through our wholly-owned subsidiary, Celestial Seasonings, Inc., is substantially dependent on the specialty teas market, which consists of herb tea, green tea, wellness tea and specialty black teas. Recently the specialty tea market, including our specialty teas, has experienced a reduction in consumer demand. If consumer demand for our specialty teas were to further decrease, our business could be harmed.

Our Markets Are Highly Competitive

     We operate in highly competitive geographic and product markets, and some of our markets are dominated by competitors with greater resources. We cannot be certain that we could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, we compete for limited retailer shelf space for our products. Larger competitors, such as mainstream food companies including General Mills, Nestle S.A., Kraft Foods, Groupe Danone and Kellogg Company also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with our products. Retailers also market competitive products under their own private labels.

     The beverage market is large and highly competitive. The tea portion of the beverage market is also highly competitive. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. We currently compete in the specialty tea market segment which consists of herb tea, green tea, wellness tea and specialty black tea. Our specialty herb tea products, like other specialty tea products, are priced higher than most commodity black tea products. Our principal competitors on a national basis in the specialty teas market segment are Thomas J. Lipton Company, a division of Unilever PLC and R.C. Bigelow, Inc. Unilever has substantially greater financial resources than our tea business. Additional competitors include a number of regional specialty tea companies. Private Label competition in the specialty tea category is currently minimal.

     In the future our competitors may introduce other products that compete with our products and these competitive products may have an adverse effect on our business.

We Are Dependent Upon The Services Of Our Chief Executive Officer

     We are highly dependent upon the services of Irwin D. Simon, our chairman of the board, president and chief executive officer. We believe Mr. Simon's reputation as our founder and his expertise and knowledge in the natural and specialty foods market are critical factors in our continuing growth. The loss of the services of Mr. Simon would harm our business.

We Rely On Independent Brokers And Distributors For A Substantial Portion Of Our Sales

     We rely upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may harm our business. If we were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Two of our distributors, United Natural Foods and Tree of Life, accounted for approximately 18% and 17%, respectively, of our net sales for the fiscal year ended June 30, 2001 and 17% and 18%, respectively, for the year ended June 30, 2000. Our inability to enter into satisfactory brokerage agreements may inhibit our ability to implement our business plan or to establish markets necessary to develop our products successfully. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days notice and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. In addition, the success of our business depends, in large part, upon the establishment and maintenance of a strong distribution network.

Manufacturing Facilities

     We manage and operate five manufacturing facilities located throughout the United States. These facilities are located and produce the following product lines: Celestial Seasonings(R), in Boulder, Colorado, produces specialty teas, Terra Chips(R), in Brooklyn, New York, produces vegetable chips; Arrowhead Mills(R), in Hereford, Texas, produces hot and cold cereals, baked goods and meal cups; Deboles(R) pasta, in Shreveport, Louisiana, produces organic pasta; and Health Valley(R) in Irwindale, California, produces hot and cold cereals, baked goods, granola, granola bars, dry soups and other products under the Health Valley(R), Breadshop(R) and Casbah(R) labels. Outside the United States, we have one manufacturing facility in The Netherlands (that we acquired in January 2001) that produces snack foods and one manufacturing facility in Vancouver, Canada (that we acquired in connection with our acquisition of Yves Veggie Cuisine, Inc.) that produces soy-based meat substitute products.

     The facilities in Brooklyn, New York and Irwindale, California are under operating leases through 2004. We own the manufacturing facilities in Boulder, Colorado, Hereford, Texas, Shreveport, Louisiana, The Netherlands and Vancouver, Canada. For the years ended June 30, 2001 and 2000, approximately 51% and 55%, respectively, of our revenue was derived from products manufactured at our then-owned manufacturing facilities.

     An interruption in or the loss of operations at one or more of these facilities or failure to maintain our labor force at one or more of these facilities could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until we could secure an alternate source of supply.

     We believe we have sufficient capacity in all of our facilities except for the Brooklyn, New York facility, which is currently at capacity. Since the fourth quarter of fiscal 2000, the demand for Terra Chips products has exceeded the production capacity of our Brooklyn, New York facility. We are pursuing additional sources of supply to alleviate these ongoing capacity restraints, including the addition of a new co-packer that began producing our products in October 2000, the expected opening of a new production facility in the fall of 2001 and the production of certain Terra products at our Netherlands facility. We cannot assure you that any such alternate source of supply could be obtained on reasonable terms, or at all.

     Furthermore, there can be no assurance that the current power situation in California, or similar situations which may arise in other states, would not adversely affect our business. Also, any work stoppage or disruption at that facility or any of our other facilities could materially harm our business.

We Rely On Independent Co-Packers To Produce Some Or Most Of Our Products

     Currently, independent food manufacturers, who are referred to in our industry as co-packers, manufacture many of our product lines. These product lines include our Alba(R), Estee(R), Garden of Eatin'(R), Hain Pure Foods(R), Kineret(R), Little Bear Organic Foods(R), Terra Chips(R), Westbrae(R), and Westsoy(R) product lines. For the fiscal years ended June 30, 2001 and 2000, products manufactured for us by co-packers represented approximately 49% and 45%, respectively, of our sales.

     We presently obtain:

     o all of our requirements for non-dairy beverages from five co-packers, four of which are under contract;

     o    all of our requirements for rice cakes from two co-packers;

     o    all of our cooking oils from one co-packer, which is under contract;

     o principally all of our tortilla chips from two suppliers, one of which is under contract;

     o all of our requirements for Terra's Yukon Gold line from one supplier, which is under contract; and

     o    the requirements for our canned soups from two suppliers.

     In addition, H.J. Heinz manufactures the Earth's Best baby food products for Hain under contract. The loss of one or more co-packers, or our failure to retain co-packers for newly acquired products or brands, could delay or postpone production of our products, which could harm our business until such time as an alternate source could be secured, which may be on less favorable terms.

Our Tea Ingredients Are Subject To Import Risk

     Our tea business purchases its ingredients from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. We maintain long-term relationships with most of our suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in U.S. currency. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

     Our botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. Many ingredients are presently grown in countries where labor-intensive cultivation is possible, and where we often must educate the growers about product standards. We perform laboratory analysis on incoming ingredient shipments for the purpose of assuring that they meet our quality standards and those of the U.S. Food and Drug Administration.

     Our ability to ensure a continuing supply of ingredients at competitive prices depends on many factors beyond our control, such as foreign political situations, embargoes, changes in international and world economic conditions, currency fluctuations and unfavorable climatic conditions. We take steps and will continue to take steps intended to lessen the risk of an interruption of botanical supplies, including identification of alternative sources and maintenance of appropriate inventory levels. We have, in the past, maintained sufficient supplies for its ongoing operations.

     Our failure to maintain its relationships with its existing suppliers or find new suppliers, observe production standards for its foreign procured products or continue its supply of botanicals from foreign sources could harm our business.

Our Inability To Use Our Trademarks Could Have A Material Adverse Effect On Our Business

     Our inability to use our trademarks could have a material adverse effect on our business, results of operations and financial condition.

     We own the trademarks for our principal products, including the Arrowhead Mills(R), Bearitos(R), Breadshop's(R), Casbah(R), DeBoles(R), Earth's Best(R), Estee(R), Garden of Eatin'(R), Hain Pure Foods(R), Health Valley(R), Kineret(R), Little Bear Organic Foods(R), Nile Spice(R), Terra(R), Westbrae(R), Westsoy(R) and Yves Veggie Cuisine(TM) brands.

     Our tea business has trademarks for most of its best-selling brands, including Sleepytime(R), Lemon Zinger(R), Mandarin Orange Spice(R), Red Zinger(R), Wild Berry Zinger(R), Tension Tamer(R), Country Peach Passion(R), and Raspberry Zinger(R). Our tea business has made various federal and international filings with respect to its material trademarks, and intends to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. Our tea business also copyrights certain of its artwork and package designs.

     We believe that brand awareness is a significant component in a consumer's decision to purchase one product over another in the highly competitive food and beverage industry. Our failure to continue to sell our products under our established brand names could harm our business.

Our Products Must Comply With Government Regulation

     We and our manufacturers, brokers, distributors and co-packers are subject to extensive regulation by federal, state and local authorities that affect our business. The federal agencies governing our business include the Federal Trade Commission, or FTC, The Food and Drug Administration, or FDA, the United States Department of Agriculture, or USDA and the Occupational Safety and Health Administration. These agencies regulate, among other things, the production, sale, safety, advertising, labeling of and ingredients used in our products. Under various statutes these agencies prescribe the requirements and establish the standards for quality, purity and labeling. Among other requirements, the USDA, in certain circumstances must approve our products, including a review of the manufacturing processes and facilities used to produce these products before these products can be marketed in the United States. In addition advertising of our business is subject to regulation by the FTC. Our activities are also regulated by state agencies as well as county and municipal authorities. We are also subject to the laws of the foreign jurisdictions in which we sell our products.

     The USDA has adopted regulations with respect to organic labeling and certification which became effective February 28, 2001 (with an 18-month compliance period for existing products). We are in the process of evaluating our level of compliance with these regulations. In addition, on January 19, 2001, the FDA proposed new policy guidelines regarding the labeling of genetically modified foods. The FDA's proposal is in a comment period. These rules, if adopted, could require us to modify the labeling of our products, which could effect the sales of our products and thus harm our business.

     Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

     In addition, we manufacture and sell dietary supplements through our Celestial subsidiary which are subject to the Dietary Supplement Health and Education Act of 1994 or DSHEA, which went into effect in March 1999. DSHEA defines dietary supplements as a new category of food, separate from conventional food. DSHEA requires specific nutritional labeling requirements for dietary supplements and permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient, or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body.

Product Recalls Could Have A Material Adverse Effect On Our Business

     Manufacturers and distributors of products in the food industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant brands were subject to recall, the image of that brand could be harmed, which could have a material adverse effect on our business.

Product Liability Suits, If Brought, Could Have A Material Adverse Effect On Our Business

     If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could harm our business. We cannot assure you that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food products, we are subject to the risk of claims for product liability. We maintain product liability insurance and generally require that our co-packers maintain product liability insurance with us as a co-insured.

We Rely On Independent Certification For A Number Of Our Natural And Specialty Food Products

     We rely on independent certificates, such as certifications of our products as "organic" or "kosher," to differentiate our products in natural and specialty food categories. The loss of any independent certifications could adversely affect our market position as a natural and specialty food company, which could harm our business.

     We must comply with the requirements of independent organizations or certification authorities in order to label our product as certified. For example, we can lose our "organic" certification if a plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, we can lose our "kosher" certification if a plant and raw materials do not meet the requirements of the appropriate kosher supervision organization, such as The Union of Orthodox Jewish Congregations, The Organized Kashruth Laboratories, "KOF-K" Kosher Supervision, Kosher Overseers Associated of America and Upper Midwest Kashruth.

Our Tea Business Is Seasonal And Subject To Quarterly Fluctuations

     Our tea business consists primarily of manufacturing and marketing hot tea products and as a result its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. Quarterly fluctuations in our sales volume and operating results are due to a number of factors relating to our business, including the timing of trade promotions, advertising and consumer promotions and other factors, such as seasonality, inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs. The impact on sales volume and operating results, due to the timing and extent of these factors, can significantly impact our business. For these reasons, you should not rely on our quarterly operating results as indications of future performance. In some future periods, our operating results may fall below the expectations of securities analysts and investors, which could harm our business.

Our Officers And Directors And An Unaffiliated Stockholder May Be Able To Control Our Actions

     Our officers and directors beneficially own 11.3% of our common stock as of May 15, 2001. Of these officers and directors, two of our directors currently serve as a designee and a jointly appointed designee of an affiliate of H.J. Heinz Company, which owns approximately 18.14% of our common stock as of May 15, 2001. Accordingly, our officers and directors may be in a position to influence the election of our directors and otherwise influence stockholder action.

Our Ability To Issue Preferred Stock May Deter Takeover Attempts

     Our board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future under appropriate circumstances.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholder. All of the proceeds from the sale of shares of common stock by the selling stockholder will be received by the selling stockholder.

                               SELLING STOCKHOLDER

     The following table shows information regarding ownership of the shares of common stock held by the selling stockholder. The selling stockholder received the shares of our common stock being registered in connection with our acquisition of Yves Veggie Cuisine Inc. on June 8, 2001.



                                          Number of Shares of                             Number of Shares of
                                             Common Stock                                    Common Stock
                  Name                    Beneficially Owned       Percent of Class       Registered thereby
          -----------------------       -------------------------  -------------------  ----------------------
            934660 Alberta Ltd.                 61,500                         *               61,500

------------------------------
         *     Less than 1%.

     The selling stockholder has represented to us that it acquired the shares of common stock for its own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling stockholder may wish to be legally permitted to sell the shares when it deems appropriate, we agreed with the selling stockholder to file with the Commission under the Securities Act the registration statement with respect to the sale of the shares from time to time in transactions in the over-the-counter market, in privately negotiated transactions, or through a combination of these methods of sale, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholder. The selling stockholder's address is 4405 West 6th Avenue, Vancouver, British Columbia, Canada V6R 1V2.

                              PLAN OF DISTRIBUTION

     All of the shares offered hereby may be sold from time to time by the selling stockholder or by its registered assigns. The shares offered hereby may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

     The selling stockholder may be deemed to be a statutory underwriter under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts to be negotiated by the selling stockholder. The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder (including in connection with the distribution of the common stock by such broker-dealers). The selling stockholder may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholder may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed broker-dealers.

     We will pay all of the expenses incident to the filing of this registration statement, estimated to be $35,000. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. The selling stockholder will pay all other expenses incident to the offering and sale of the shares to the public, including commissions and discounts of underwriters, brokers, dealers or agents, if any. We have agreed to keep the registration of the shares offered hereby effective until the earlier of the date when all of the shares offered by the selling stockholder have been sold or one year from the date the shares were issued.

                          DESCRIPTION OF CAPITAL STOCK

General

     As of May 15, 2001, our authorized capital stock was 100,000,000 shares of common stock, $.0l par value per share, of which 33,570,222 shares were outstanding, and 5,000,000 shares of preferred stock, $.0l par value per share, none of which had been issued.

     The following description is qualified in all respects by reference to our certificate of incorporation and the bylaws.

Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of common stock are fully paid and nonassessable.

Right To Purchase Shares Of Hain Common Stock By An Affiliate Of H.J. Heinz Company

     Under an agreement that we entered with an affiliate of the H.J. Heinz Company in September 1999, the affiliate of H.J. Heinz has the right to purchase shares of our common stock upon certain private issuances of common stock by us, including the issuance of the 61,500 shares to the selling stockholder to which this prospectus relates, to maintain its then current interest in our company.

Preferred Stock

     We are authorized by our certificate of incorporation to issue a maximum of 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our board of directors may, from time to time, determine.

     The issuance of shares of preferred stock pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. See Risk Factors -- "Our Ability To Issue Preferred Stock May Deter Takeover Attempts." We are not required by the Delaware General Corporation Law, or the DGCL, to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Options

1993 Executive Stock Option Plan

     In July 1993, we adopted the 1993 Executive Stock Option Plan under which we granted to Irwin D. Simon options to purchase 600,000 shares of our common stock. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. During fiscal 2001, options to purchase 65,000 shares were exercised. At June 30, 2001, 535,000 options were outstanding under the 1993 Plan. The options expire in 2003.

1994 Long Term Incentive and Stock Award Plan

     In December 1994, we adopted the 1994 Long Term Incentive and Stock Award Plan, which we refer to in this prospectus as the 1994 Plan. The 1994 Plan, as amended, provides for the granting of incentive stock options to employees and directors to purchase up to an aggregate of 6,400,000 shares of our common stock with a maximum individual limit of 1,000,000 shares in any calendar year. The 1994 Plan is administered by the compensation committee of the board of directors. All of the options granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices not less than the fair market price at the date of grant, and expire 10 years after date of grant. At the discretion of the compensation committee, options are exercisable upon grant or over an extended vesting period. During fiscal year 1998, options to purchase 299,200 shares were granted at prices from $4.50 to $14.13 per share, options to purchase 274,400 shares were exercised and options to purchase 47,800 shares were canceled. During fiscal year 1999, options to purchase 1,175,600 shares were granted at prices from $12.125 to $21.50 per share, options to purchase 322,950 shares were exercised and options to purchase 23,750 shares were canceled. During fiscal year 2000, options to purchase 372,550 shares were granted at prices ranging from $21.188 to $33.50 per share, options to purchase 127,900 shares were exercised and options to purchase 14,750 shares were canceled. During fiscal 2001, options to purchase 1,334,100 shares was granted at prices ranging from $22.125 to $36.6875 per share, options to purchase 335,525 shares were exercised and options to purchase 12,475 shares were cancelled. At June 30, 2001, 2,877,750 options were outstanding under the 1994 Plan and 2,336,475 options were available for grant.

1996 Directors Stock Option Plan

     In December 1995, we adopted the 1996 Directors Stock Option Plan, which we refer to in this prospectus as the Directors Plan. The Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. During fiscal year 1998, options for an aggregate of 67,500 shares were granted at prices of $8.50 and $19.68 per share, no options were exercised and no options were canceled. During fiscal year 1999, options for an aggregate of 95,000 shares were granted at a price of $17.625 per share, options to purchase 90,000 shares were exercised and no options were canceled. During fiscal year 2000, options for an aggregate of 103,500 shares were granted at prices of $23.25 and $26.063 per share, options to purchase 80,000 shares were exercised and no options were canceled. During fiscal year 2001, options for an aggregate 140,000 were granted at prices ranging from $27.75 to $32.125 per share, options to purchase 51,000 shares were exercised and no options were cancelled. No options may be granted under the Directors Plan after December 2000. At June 30, 2001, 335,000 options were outstanding under the Directors Plan and 186,500 options were available for grant.

2000 Directors Stock Option Plan

     In May 2000, we adopted a new Directors Stock Option Plan, which we refer to in this prospectus as the 2000 Directors Plan. The 2000 Directors Plan provides for granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. At June 30, 2001, no options were outstanding under the 2000 Director Plan and 750,000 options were available for grant.

Celestial Plans

     In connection with our acquisition of Celestial Seasonings, we assumed Celestial's 1993 Long-Term Incentive Plan and 1994 Non-Employee Director Compensation Plan, which we refer to in this prospectus collectively as the Celestial Plans. No future options to purchase shares of common stock will be granted under the Celestial Plans. As of June 30, 2001 options to purchase 221,516 shares of common stock were outstanding under the Celestial Plans.

Warrants

     As of June 30, 2001, warrants to purchase an aggregate of 396,098 shares of common stock were outstanding. Each warrant entitles the holder to purchase one share of common stock, subject to anti-dilution adjustments, at an exercise price ranging from $3.25 to $12.69 per share.

Certificate of Incorporation and Bylaws

     Pursuant to the DGCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon the board of directors. Under our certificate of incorporation, our board of directors is granted the power to amend our bylaws. Our bylaws provide that each director has one vote on each matter for which directors are entitled to vote. Our certificate of incorporation and/or bylaws also provide that (1) from time to time, by resolution, our board of directors has the power to change the number of directors, (2) the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and (3) special meetings of stockholders may only be called by our board of directors or our officers. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging unsolicited third parties from an acquisition of us deemed undesirable by our board of directors. Our board of directors currently has ten members and one vacancy.

Section 203 of the Delaware Law

         Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of us, which could have the effect of discouraging bids and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel, New York, New York.

                                     EXPERTS

     The consolidated financial statements of The Hain Celestial Group, Inc. and Subsidiaries appearing in The Hain Celestial Group Inc.'s Annual Report (Form 10-K) for the year ended June 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1999 and 1998, are based in part on the report of Deloitte & Touche LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of Celestial Seasonings, Inc. incorporated in this prospectus by reference from Celestial Seasonings, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the Commission, Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as us, that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 that we filed with the Commission to register the shares that the selling stockholder will sell in this offering. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement, at prescribed rates, at the Commission's public reference facilities at the address listed above.

     The Commission allows us to "incorporate by reference" information into the prospectus, which means that we can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that we previously filed with the Commission. These documents contain important information about us and our finances:

                   HAIN'S SEC FILINGS
                   (FILE NO. 0-22818)                               PERIOD
     -------------------------------------------      -------------------------------------------
         Annual Report on Form 10-K                    Fiscal year ended June 30, 2000
         Quarterly Reports on Form 10-Q                Quarters ended September 30, 2000, December
                                                       31, 2000 and March 31, 2001
         Current Reports on Form 8-K                   Filed on April 27, 1999, as
                                                       amended by Amendment No. 3 dated
                                                       June 18, 1999, and September 19, 2000

                 CELESTIAL'S SEC FILINGS
                   (FILE NO. 0-22018)                                 PERIOD

     -------------------------------------------      -------------------------------------------
         Annual Report on Form 10-K                    Fiscal year ended September 30, 1999
         Amendment Annual Report on Form 10-K/A        Filed on December 31, 1999
         Quarterly Report on Form 10-Q                 Quarter ended December 31, 1999
         Current Report on Form 8-K                    Filed on March 14, 2000


     We also incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the completion of the offering. These additional documents include periodic reports, such as Annual
Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to the President, The Hain Celestial Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York, 11553, (516) 237-6200.

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                         The Hain Celestial Group, Inc.

                                  Common Stock





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                                   PROSPECTUS
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                                  July 30, 2001







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